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ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                                    Exhibit 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

YEARS ENDED DECEMBER 31                                  2002               2001             2000
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BASIC EARNINGS PER SHARE:
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Net Income (Loss)...........................  $     1,883,000    $   (22,575,000)  $   11,199,000
                                              ===============    ===============   ==============

Weighted Average Shares Outstanding.........        3,849,553          3,856,813        3,828,978
                                              ===============    ===============   ==============

Basic Earnings (Loss) Per Share.............          $   .49            $ (5.85)         $  2.92
                                                      =======            =======          =======

DILUTED EARNINGS PER SHARE:
---------------------------

Net Income (Loss)...........................  $     1,883,000    $   (22,575,000)  $   11,199,000
                                              ===============    ===============   ==============

Weighted Average and Dilutive Shares:
  Weighted average shares outstanding.......        3,849,553          3,856,813        3,828,978
  Dilutive shares...........................              449                  -          311,601
                                              ---------------    ---------------   --------------
                                                    3,850,002          3,856,813        4,140,579
                                              ===============    ===============   ==============

Diluted Earnings (Loss) Per Share...........          $   .49            $ (5.85)         $  2.70
                                                      =======            =======          =======
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